Exhibit 99.1

News Release Sunoco Logistics Partners L.P. 1818 Market Street Philadelphia, Pa. 19103-3615

For further information contact: Thomas Golembeski (media) 215-977-6298 Peter Gvazdauskas (investors) 215-977-6322	For release: Immediately

No. 9

Sunoco Logistics Partners L.P. Reports

Earnings for the First Quarter 2012

PHILADELPHIA, May 2, 2012 – Sunoco Logistics Partners L.P. (NYSE: SXL) (the “Partnership”) today announced net income attributable to owners for the first quarter 2012 of $95 million ($0.77 per unit diluted), compared with $48 million ($0.36 per unit diluted) for the first quarter 2011. Highlights of the first quarter include:

•	Adjusted EBITDA of $161 million

•	Record distributable cash flow of $122 million

•	Completed two open seasons for crude pipeline projects in West Texas

“Demand for our services and assets remained high on continued strong interest for West Texas crude,” said Michael J. Hennigan, president and chief executive officer. “Market opportunities within our crude oil business contributed to another excellent quarter.”

Commenting on the Partnership’s previously announced West Texas crude expansion projects, Hennigan said, “With successful open seasons for our West Texas-Houston and West Texas-Longview projects behind us, we stand ready to meet customer needs now and in the future. An additional open season for our West Texas-Nederland project is currently underway and we are encouraged by the interest we’ve seen to date. These projects, collectively totaling approximately 110 thousand barrels per day, demonstrate that our attractively positioned assets can bring Permian Basin crude to markets where it makes sense for customers.”

Discussing additional organic growth initiatives for the Partnership, Hennigan said, “From an NGL perspective, our Mariner West project, the first ethane pipeline solution in the Marcellus area, is on schedule for a mid-2013 start-up. We are still confident in a Mariner East project as our ability to access waterborne markets will be important as Marcellus and Utica production continues to grow.”

In April 2012, Sunoco, Inc. (“Sunoco”) announced that it has entered into a definitive merger agreement to be acquired by Energy Transfer Partners, L.P (NYSE: “ETP”). By acquiring Sunoco, ETP will also become the owner of our general partner and the incentive distribution rights, as well as Sunoco’s 32.4 percent interest in our limited partner units. The transaction is expected to close in the third or fourth quarter 2012, subject to approval by Sunoco shareholders and customary regulatory approvals.

Commenting on Sunoco’s recently announced merger with ETP, Hennigan said, “We’re confident our growth strategy is on track and we are committed to growing our cash flows over the long term. At the same time, I also want to mention how excited we are at Sunoco Logistics to a future with Energy Transfer as our general partner. Sunoco has been very supportive of our growth and we see that support continuing from Energy Transfer.”

DETAILS OF FIRST QUARTER SEGMENT RESULTS

	Three Months Ended March 31,
	2012	2011	Variance
	(in millions)

Refined Products Pipelines	$6	$5	$1
Terminal Facilities	37	29	8
Crude Oil Pipelines	52	39	13
Crude Oil Acquisition and Marketing	34	2	32

Operating Income	$129	$75	$54

Interest expense, net	24	20	4
Provision for income taxes	8	5	3

Net Income	$97	$50	$47
Net income attributable to noncontrolling interests	2	2	—

Net income attributable to Sunoco Logistics Partners L.P.	$95	$48	$47

Refined Products Pipelines

Operating income for the first quarter 2012 increased compared to the prior year period due primarily to contributions from the second quarter 2011 acquisition of a controlling financial interest in the Inland pipeline and a $5 million gain recognized on a contract settlement associated with the Partnership’s sale of the Big Sandy refined products terminal and pipeline in Texas. Partially offsetting the increases were lower pipeline volumes on the Partnership’s refined products pipelines due to the idling of Sunoco’s Marcus Hook refinery in the fourth quarter 2011, higher environmental remediation expenses of $4 million related to a pipeline release and a $1 million non-cash impairment charge related to a refined products pipeline project in Texas.

Terminal Facilities

Operating income for the first quarter 2012 increased compared to the prior year period due primarily to a $6 million gain recognized on a contract settlement associated with the sale of the Big Sandy terminal and pipeline noted above. Also contributing to the increase were operating results from the 2011 acquisitions of the Eagle Point tank farm and a refined products terminal in Boston, Massachusetts. Partially offsetting these increases were reduced volumes at the Partnership’s refinery terminals related to the idling of Sunoco’s Marcus Hook refinery.

Crude Oil Pipelines

Operating income for the first quarter 2012 increased from the prior year period due primarily to higher pipeline fees which benefited from tariff increases relative to the prior year period and increased demand for West Texas crude oil. Operating results were further improved by reduced operating expenses due primarily to increased pipeline operating gains and lower environmental remediation expenses. Partially offsetting these improvements were higher operating supplies.

Crude Oil Acquisition and Marketing

Operating income for the first quarter 2012 increased from the prior year period due primarily to expanded crude oil volumes and margins which were the result of expansion in our crude oil trucking fleet and market related opportunities in West Texas. Operating results were further improved by increased volumes from the crude oil acquisition and marketing assets acquired from Texon L.P. in the third quarter of 2011. Partially offsetting these improvements was an $8 million non-cash impairment charge related to a cancelled software infrastructure project.

Financing Update

Net interest expense increased compared to the prior year period. Higher interest expense was related primarily to the third quarter 2011 offering of $600 million of Senior Notes. This increase was partially offset by the repayment of $250 million of Senior Notes which matured in February 2012 and higher capitalized interest due to increased project spending. At March 31, 2012 the Partnership’s total debt balance was $1.58 billion, with $135 million in borrowings under its revolving credit facilities.

CAPITAL EXPENDITURES

	Three Months Ended March 31,
	2012	2011
	(in millions)

Maintenance capital expenditures	$7	$3
Expansion capital expenditures	43	25

Total	$50	$28

The Partnership’s expansion capital spending for the three months ended March 31, 2012 includes projects to expand upon the Partnership’s butane blending services, upgrade the service capabilities at the Eagle Point terminal, invest in the Partnership’s crude oil infrastructure by increasing its pipeline capabilities in West Texas and expanding its trucking fleet and conversion of certain refined products pipelines as part of the Mariner West project. The Partnership expects to invest approximately $300 million in expansion capital during 2012, excluding major acquisitions. In addition, the Partnership expects its maintenance capital spending to be approximately $50 million in 2012.

INVESTOR CALL

The Partnership and Sunoco, Inc. will host a joint conference call regarding first quarter results on Wednesday, May 2, 2012 at 5:00 pm ET. Those wishing to listen can access the call by dialing (USA toll free) 888-390-0918; International (USA toll) 415-228-4586 and request Conference Code – “Sunoco”. This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 888-562-3879. International callers should dial 203-369-3752.

ABOUT SUNOCO LOGISTICS

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership that owns and operates a logistics business consisting of a geographically diverse portfolio of complementary pipeline, terminalling and crude oil acquisition and marketing assets. The Refined Products Pipelines segment consists of approximately 2,500 miles of refined products pipelines located in the northeast, midwest and southwest United States, and equity interests in four refined products pipelines. The Crude Oil Pipelines segment consists of approximately 5,400 miles of crude oil pipelines, located principally in Oklahoma and Texas. The Terminal Facilities segment consists of approximately 42 million shell barrels of refined products and crude oil terminal capacity (including approximately 22 million shell barrels of capacity at the Nederland Terminal on the Gulf Coast of Texas and approximately 5 million shell barrels of capacity at the Eagle Point terminal on the banks of the Delaware River in New Jersey). The Crude Oil Acquisition and Marketing segment consists of acquisition and marketing of crude oil and is principally conducted in the midcontinent and consists of approximately 190 crude oil transport trucks and approximately 120 crude oil truck unloading facilities.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of distributions by Sunoco Logistics Partners L.P. to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, distributions by Sunoco Logistics Partners L.P. to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Portions of this document constitute forward-looking statements as defined by federal law. Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Form 10-K filed with the Securities and Exchange Commission on February 24, 2012. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

Sunoco Logistics Partners L.P.

Financial Highlights

(unaudited)

	Three Months Ended March 31,
	2012	2011	Variance
	(in millions)
Income Statement:
Sales and other operating revenue	$3,401	$2,258	$1,143
Other income	2	2	—
Gain on divestments and related matters	11	—	11

Total revenues	3,414	2,260	1,154
Cost of products sold and operating expenses	3,225	2,145	1,080
Depreciation and amortization expense	25	18	7
Impairment charge	9	—	9
Selling, general and administrative expenses	26	22	4

Total costs and expenses	3,285	2,185	1,100

Operating Income	129	75	54
Interest cost and debt expense	26	21	5
Capitalized interest	(2)	(1)	(1)

Income Before Provision for Income Taxes	105	55	50

Provision for income taxes	8	5	3

Net Income	97	50	47
Net Income attributable to noncontrolling interests	2	2	—

Net Income attributable to Sunoco Logistics Partners L.P.	$95	$48	$47

Calculation of Limited Partners’ interest:
Net Income attributable to Sunoco Logistics Partners L.P.	$95	$48	$47
Less: General Partner’s interest	(15)	(12)	(3)

Limited Partners’ interest in Net Income	$80	$36	$44

Net Income per Limited Partner unit:
Basic	$0.77	$0.36

Diluted	$0.77	$0.36

Weighted Average Limited Partners’ units outstanding:
Basic	103.5	99.3

Diluted	103.9	99.8

Sunoco Logistics Partners L.P.

Financial Highlights

(unaudited)

	March 31, 2012	December 31, 2011
	(in millions)

Balance Sheet Data:

Cash and cash equivalents	$2	$5

Revolving credit facilities (1)	$135	$—
Senior Notes (net of discounts)	1,448	1,698

Total Debt	$1,583	$1,698

Sunoco Logistics Partners L.P. Partners’ equity	$1,130	$1,096
Noncontrolling interests	100	98

Total Equity	$1,230	$1,194

(1)	As of March 31, 2012, the Partnership had available borrowing capacity of $415 million under its revolving credit facilities.

Sunoco Logistics Partners L.P.

Selected Financial Data by Business Segment

(unaudited)

	Three Months Ended March 31,
	2012	2011	Variance
	(in millions)

Sales and other operating revenue
Refined Products Pipelines (1)	$31	$27	$4
Terminal Facilities (2)	135	93	42
Crude Oil Pipelines	80	71	9
Crude Oil Acquisition and Marketing (3)	3,192	2,098	1,094
Intersegment eliminations	(37)	(31)	(6)

Total sales and other revenue	$3,401	$2,258	$1,143

Operating income
Refined Products Pipelines (1)	$6	$5	$1
Terminal Facilities (2)	37	29	8
Crude Oil Pipelines	52	39	13
Crude Oil Acquisition and Marketing (3)	34	2	32

Total operating income	$129	$75	$54

Depreciation and amortization
Refined Products Pipelines (1)	$4	$4	$—
Terminal Facilities (2)	9	8	1
Crude Oil Pipelines	7	6	1
Crude Oil Acquisition and Marketing (3)	5	—	5

Total depreciation and amortization	$25	$18	$7

Impairment charge
Refined Products Pipelines	$1	$—	$1
Crude Oil Acquisition and Marketing	8	—	8

Total impairment charge	$9	$—	$9

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)(4)
Refined Products Pipelines (1)	$11	$9	$2
Terminal Facilities (2)	46	37	9
Crude Oil Pipelines	57	43	14
Crude Oil Acquisition and Marketing (3)	47	2	45

Total Adjusted EBITDA	$161	$91	$70

Sunoco Logistics Partners L.P.

Selected Financial Data by Business Segment Notes

(unaudited)

(1)

In May 2011, the Partnership acquired a controlling financial interest in the Inland refined products pipeline. As a result of the acquisition, the Partnership accounted for the entity as a consolidated subsidiary. Results from the acquisition are included from the acquisition date.

(2)

In July and August 2011, the Partnership acquired the Eagle Point tank farm and related assets and a refined products terminal located in East Boston, Massachusetts, respectively. Results from the acquisitions are included from their respective acquisition dates.

(3)	In August 2011, the Partnership acquired a crude oil acquisition and marketing business from Texon L.P. Results from the acquisition are included from the acquisition date.
(4)	Amounts exclude earnings attributable to noncontrolling interests.

Sunoco Logistics Partners L.P.

Financial and Operating Statistics

(unaudited)

	0000000	0000000
	Three Months Ended March 31,
	2012	2011
	(in millions)

Operating Income

Refined Products Pipelines	$6	$5
Terminal Facilities	37	29
Crude Oil Pipelines	52	39
Crude Oil Acquisition and Marketing	34	2

Total Operating Income	$129	$75

	0000000	0000000
	Three Months Ended March 31,
	2012	2011
Operating Highlights

Refined Products Pipelines:(1)(2)
Pipeline throughput (thousands of bpd)	528	410
Pipeline revenue per barrel (cents)	65.1	71.8

Terminal Facilities:(3)
Terminal throughput (thousands of bpd):
Refined products terminals	487	478
Nederland terminal	697	696
Refinery terminals	383	389

Crude Oil Pipelines:
Pipeline throughput (thousands of bpd)	1,467	1,493
Pipeline revenue per barrel (cents)	59.6	52.7

Crude Oil Acquisition and Marketing: (4)
Crude oil purchases (thousands of bpd)	631	601
Gross margin per barrel purchased (cents) (5)	80.3	8.4
Average crude oil price (per barrel)	$102.94	$94.25

Sunoco Logistics Partners L.P.

Financial and Operating Statistics Notes

(unaudited)

(1)	Excludes amounts attributable to equity interests which are not consolidated.
(2)

In May 2011, the Partnership acquired a controlling financial interest in the Inland refined products pipeline. As a result of the acquisition, the Partnership accounted for the entity as a consolidated subsidiary from the acquisition date. Volumes and revenues associated with the acquisition are included from the acquisition date.

(3)

In July 2011 and August 2011, the Partnership acquired the Eagle Point tank farm and a refined products terminal located in East Boston, Massachusetts, respectively. Volumes and revenues associated with the acquisitions are included from their acquisition dates.

(4)	In August 2011, the Partnership acquired a crude oil acquisition and marketing business from Texon L.P. Results from the acquisition are included from the acquisition date.
(5)	Represents total segment sales and other operating revenue minus cost of products sold and operating expenses and depreciation and amortization divided by total crude purchases.

Sunoco Logistics Partners L.P.

Non-GAAP Financial Measures

(unaudited)

	Three Months Ended March 31,
	2012	2011
	(in millions)

Net Income attributable to Sunoco Logistics Partners L.P.	$95	$48
Add: Interest expense, net	24	20
Add: Depreciation and amortization	25	18
Add: Impairment charge(1)	9	—
Add: Provision for income taxes	8	5

Adjusted EBITDA(2)	161	91
Less: Interest expense, net	(24)	(20)
Less: Maintenance capital expenditures	(7)	(3)
Less: Provision for income taxes	(8)	(5)

Distributable cash flow(2)	$122	$63

(1)

In the first quarter 2012, the Partnership recognized a non-cash impairment charge related to a cancelled software project for the crude oil acquisition and marketing business and a refined products pipeline project in Texas. The impairment was recorded as $1 and $8 million within the Refined Products Pipelines and Crude Oil Acquisition and Marketing segments, respectively.

(2)

Management of the Partnership believes Adjusted EBITDA and distributable cash flow information enhances an investor’s understanding of a business’ ability to generate cash for payment of distributions and other purposes. Adjusted EBITDA and distributable cash flow do not represent and should not be considered an alternative to net income or cash flows from operating activities as determined under United States generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measures of other businesses.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the proposed business combination transaction between Energy Transfer Partners, L.P. (“ETP”) and Sunoco, Inc. (“Sunoco”), ETP plans to file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will contain a proxy statement/prospectus to be mailed to the Sunoco shareholders in connection with the proposed transaction. THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS WILL CONTAIN IMPORTANT INFORMATION ABOUT ETP, SUNOCO, THE PROPOSED TRANSACTION AND RELATED MATTERS. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY/PROSPECTUS CAREFULLY WHEN THEY BECOME AVAILABLE. Investors and security holders will be able to obtain free copies of the registration statement and the proxy statement/prospectus and other documents filed with the SEC by ETP and Sunoco through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the registration statement and the proxy statement/prospectus by phone, e-mail or written request by contacting the investor relations department of ETP or Sunoco at the following:

Energy Transfer Partners, L.P.	Sunoco, Inc.
3738 Oak Lawn Ave.	1818 Market Street, Suite 1500
Dallas, TX 75219	Philadelphia, PA 19103
Attention: Investor Relations	Attention: Investor Relations
Phone: (214) 981-0795	Phone: (215) 977-6764
E-mail: InvestorRelations@energytransfer.com	Email: SunocoIR@sunocoinc.com

PARTICIPANTS IN THE SOLICITATION

ETP and Sunoco, and their respective directors, executive officers and affiliates, may be deemed to be participants in the solicitation of proxies in respect of the proposed transactions contemplated by the merger agreement. Information regarding directors and executive officers of ETP’s general partner is contained in ETP’s Form 10-K for the year ended December 31, 2011, which has been filed with the SEC. Information regarding Sunoco’s directors and executive officers is contained in Sunoco’s definitive proxy statement dated March 16, 2012, which is filed with the SEC. A more complete description will be available in the registration statement and the proxy statement/prospectus.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this document regarding the proposed transaction between ETP and Sunoco, the expected timetable for completing the proposed transaction, future financial and operating results, benefits and synergies of the proposed transaction, future opportunities for the combined company, and any other statements about ETP, Energy Transfer Equity, L.P. (“ETE”), Sunoco Logistics Partners, L.P. (“SXL”) or Sunoco managements’ future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including: the ability to consummate the proposed transaction; the ability to obtain the requisite regulatory approvals, Sunoco shareholder approval and the satisfaction of other conditions to consummation of the transaction; the ability of ETP to successfully integrate Sunoco’s operations and employees; the ability to realize anticipated synergies and cost savings; the potential impact of announcement of the transaction or consummation of the transaction on relationships, including with employees, suppliers, customers and competitors; the ability to achieve revenue growth; national, international, regional and local economic, competitive and regulatory conditions and developments; technological developments; capital and credit markets conditions; inflation rates; interest rates; the political and economic stability of oil producing nations; energy markets, including changes in the price of certain commodities; weather conditions; environmental conditions; business and regulatory or legal decisions; the pace of deregulation of retail natural gas and electricity and certain agricultural products; the timing and success of business development efforts; terrorism; and the other factors described in the Annual Reports on Form 10-K for the year ended December 31, 2011 filed with the SEC by ETP, ETE, SXL and Sunoco. ETP, ETE, SXL and Sunoco disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this document.